UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 30, 2014

MyGO Games Holding Co.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55080 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

12708 Riata Vista Circle, Suite B-140
Austin, TX 78727
(Address of principal executive offices) (Zip Code)

(832) 900-9366
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Miller Settlement Agreement

On October 30, 2014 (the “Miller Effective Date”), the Registrant entered into a settlement agreement with Mr. Daniel Miller in relation to a negotiated settlement of certain disputes between the Registrant, the Registrant’s wholly owned subsidiary, My GO Games, LLC (the MyGO Subsidiary) and Mr. Miller regarding Mr. Miller’s employment agreement with MyGO Subsidiary (the “Miller Settlement Agreement”).  The Registrant and Mr. Miller have agreed to the following:

1)
Mr. Miller has agreed to resign all employment with the Registrant and MyGO Subsidiary in exchange for the Registrant and MyGO Subsidiary agreeing to pay Mr. Miller severance in an amount equal to the payroll rate Mr. Miller was paid prior to his resignation ($12,500 per month minus FICA and standard payroll tax withholdings), which shall be payable in accordance with MyGO Subsidiary’s normal pay cycle up through November 30, 2014; MyGO Subsidiary will further ensure no lapse in health insurance coverage for Mr. Miller through November 30, 2014;

2)	Mr. Miller has agreed to resign from the Board of Directors of the Registrant;

3)
The parties agreed that Mr. Miller’s employment agreement with MyGO Subsidiary is immediately terminated except as to those terms and provisions otherwise specifically addressed in the Miller Settlement Agreement and neither party shall have any further obligation thereunder whatsoever, even as to any provisions which by intent or design are to otherwise survive termination, including but not limited to any and all provisions pertaining to non-compete/non-interference. Notwithstanding the foregoing, in the event the Registrant or MyGO Subsidiary breaches its obligations under the Miller Settlement Agreement, then Mr. Miller shall have the right to seek all remedies available to him under his employment agreement as if said agreement had not been terminated with respect to Mr. Miller’s rights and remedies afforded therein;

4)
Mr. Miller has agreed to release and forfeit all of his current option grants in the Registrant (22,500,000 stock options exercisable at $0.05 per share) in exchange for the Registrant issuing to Mr. Miller 1,250,000 stock options of the Registrant with an exercise price of $0.05 per shares exercisable for three years after the date of grant, with such options being fully vested and immediately exercisable, subject to applicable waiting periods prescribed by federal and state securities laws;

5)
The Registrant has agreed to dismiss its previously filed complaint against Mr. Miller without prejudice, with each party to bear its own fees and costs.  The Registrant agrees that the dismissal will be with prejudice nine (9) months after the effective date of the Miller Settlement Agreement;

6)
Mr. Miller has agreed to cooperate with the Registrant and MyGO Subsidary in relation to its on-going investigation related to certain violations of the Company’s Code of Business and Ethical Conduct by other officers of the Registrant and the MyGO Subsidiary;

7)
The parties agreed to mutual releases in relation to all causes of actions, known and unknown, arising under prior and through to the date of the Miller Settlement Agreement, with the release of Mr. Miller by the Registrant and MyGO Subsidiary being subject to Mr. Miller’s representations to the Registrant and MyGO Subsidiary being true and correct; and

8)
The parties also agreed to mutual confidentiality (subject to disclosure by the Registrant as required by the rules and regulations of the United States Securities and Exchange Commission or by either party as may be required by law) and non-disparagement provisions.

The above is a summary of the material terms of the Miler Settlement Agreement and is qualified in its entirety by the Miller Settlement Agreement which is attached hereto as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement

As disclosed in Item 1.01 hereof, which is incorporated herein by reference, the employment agreement of Mr. Miller with MyGO Subsidiary has been terminated.

Item 3.02. Unregistered Sales of Equity Securities

On October 30, 2014, the Registrant agreed to issue stock options exercisable to acquire 1,250,000 shares of common stock of the Registrant at an exercise price of $0.05 per share for a term of one year from the date of issuance to Mr. Miller pursuant to the Miller Settlement Agreement. The stock options vested and are exercisable immediately, subject to federal and state securities laws. The stock options were issued pursuant to Section 4(a)(2) and Rule 506 of Regulation D under the United States Securities Act of 1933, as amended, and pursuant to similar exemptions from any applicable state securities laws based on representations of the holder of such options.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Mr. Miller

Effective on October 30, 2014, Mr. Daniel Miller resigned from the Board of Directors of the Registrant.  The resignation was in relation to the previous disagreements between the company and Mr. Miller regarding certain previously announced alleged violations of the company’s Code of Business and Ethical Conduct by Mr. Miller. The terms of the Settlement Agreement are set forth in Item 1.01 hereof and are incorporated herein by reference. The Registrant performed an investigation into the previously announced concerns related to Mr. Miller and after carefully reviewing such results, the parties desired to avoid the uncertainties, risks, and costs of litigation. Therefore, the parties have agreed to settle, compromise, and resolve the alleged claims and disputes between them pursuant to the terms of the Settlement Agreement.

Mr. Miller was provided a copy of this disclosure prior to its filing with the SEC and pursuant to the requirements of Item 5.02(a)(3) and Mr. Miller has informed the Registrant that he agrees with the disclosure as set forth herein and will not be providing the Registrant with a letter to be filed herewith.

Item 9.01 Financial Statement and Exhibits

Exhibits

Exhibit No.                             Description
10.1	Settlement Agreement between the Registrant, MyGO Games, LLC and Daniel Miller dated October 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 5, 2014

MyGO Games Holding Co.

By:      /s/ Paul Watson
Paul Watson
President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                             Description
10.1	Settlement Agreement between the Registrant, MyGO Games, LLC and Daniel Miller dated October 30, 2014